UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 24, 2009
(Date of earliest event reported)
Corning Natural Gas Corporation
(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

330 West William Street, Corning New York	14830
(Address of principal executive offices)	(Zip Code)
(607) 936-3755
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2009, Richard M. Osborne informed the Board of Directors (the “Board”) of Corning Natural Gas Corporation (the “Company”) that he has decided not to stand for re-election to the Board at the Company’s upcoming annual meeting of shareholders (the “Annual Meeting”), scheduled to be held on April 7, 2009, in order to pursue other business interests. Mr. Osborne will also resign as Chairman of the Board effective April 7, 2009. The nominating committee recommended and the Board approved the nomination of Gregory J. Osborne to replace Richard Osborne as a nominee for director at the Annual Meeting. Gregory Osborne is the president and chief operating officer of John D. Oil and Gas Company, a publicly traded company in the business of acquiring, exploring, developing, and producing oil and natural gas in Northeast Ohio, and the son of Richard Osborne.

Item 8.01.	Other Events.
At its February 2009 meeting, the Board approved a dividend reinvestment plan, or DRIP, pending reinstatement of a dividend. The Board previously approved a common stock dividend of $0.12 per share quarterly, $0.48 per share annually, beginning in the second quarter of 2009. The reinstatement of the dividend is subject to approval of the New York Public Service Commission (the “PSC”) and there can be no guarantee that the PSC will allow the dividend. If the Company is able to proceed with the dividend, shareholders will be able to reinvest their dividends to acquire additional Company stock by participating in the DRIP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation
By:	/s/ Michael I. German
	Name:	Michael I. German
	Title:	President and Chief Executive Officer

Dated: February 26, 2009

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